                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT
    PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)     April 1, 1996



                           NATIONAL DATA CORPORATION
                           -------------------------
             (Exact name of registrant as specified in its charter)



           Delaware                       0-3966                58-0977458
- -------------------------------    ---------------------   -------------------
(State or other jurisdiction of    (Commission File No.)   (IRS Employer
incorporation or organization)                             Identification No.)


             National Data Plaza, Atlanta, Georgia     30329-2010
             ----------------------------------------  ----------
             (Address of principal executive offices)  (Zip Code)



Registrant's telephone number, including area code   404-728-2000
                                                     ------------


                                      NONE
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 1.   Not Applicable

Item 2.  Acquisition or Disposition of Assets

On April 1, 1996, National Data Corporation and certain of its subsidiaries (collectively, the "Registrant") organized a new Georgia limited liability company, Global Payment Systems LLC, ("GPS"), to which it transferred its Payment Services business unit, its Information Systems and Services business unit and certain back office support functions from the Registrant's Payment Systems business unit. In addition, the Registrant contributed to GPS $60,000,000 and loaned $50,000,000. The total cash from the Registrant, $110,000,000, transferred to GPS was paid by using cash on-hand of approximately $104,000,000 with the remaining $6,000,000 borrowed under an existing acquisition line of credit. The Registrant also agreed to lend working capital to GPS not to exceed $15,000,000. GPS then acquired a business unit from MasterCard International Incorporated ("MasterCard"). The business unit acquired, the MasterCard Automated Point-of-Sale Program ("MAPP"), consisted of tangible personal property, leased personal and real property, customer contracts, assembled work force and the goodwill of the business.

The establishment of GPS and the acquisition of the MAPP business unit was consummated pursuant to an Asset Purchase and Contribution Agreement by and among MasterCard, the Registrant and GPS dated as of February 22, 1996, as amended (the "Contribution Agreement"). Pursuant to the Contribution Agreement the purchase price paid for the assets of the MAPP business unit by GPS was $110,000,000 in cash plus the granting of a 7.5% membership interest in GPS to MasterCard.

Pursuant to the Contribution Agreement, MasterCard and the Registrant entered into an Operating Agreement dated as of March 31, 1996, which sets forth certain rights and obligations of the parties thereto regarding GPS, including rights regarding the earnings of GPS. Subject to earlier termination upon conversion of GPS into a corporation at the Registrant's election, the Registrant will be entitled to receive a special allocation of 99% of the earnings from GPS through May 31, 1998, 97% of the earnings from GPS from June 1, 1998 through May 31, 1999, and 95% of the earnings from GPS from June 1, 1999 through May 31, 2000. Thereafter, 92.5% of the earnings from GPS will be distributed to the Registrant, with the balance of the 7.5% of the earnings being distributed to MasterCard. Upon the conversion of GPS into a corporation, the earnings will be distributed in accordance with MasterCard's and the Registrant's respective ownership interests.

In the Contribution Agreement, the parties entered into various indemnification agreements and agreements relating to the employment of the former MAPP employees. Pursuant to the Contribution Agreement, the Registrant and GPS, and MasterCard and GPS entered into service agreements and subleases. Additionally, GPS and Mastercard entered into a registration rights agreement providing for, among other things, certain "demand" and "piggy-back" registration rights upon any future public offering of securities of GPS.
These agreements also provide that MasterCard shall be entitled to one

GPS board seat until the earlier of (1) MasterCard's disposition of more than 50% of its initial membership interest in GPS or (2) GPS's completion of an initial public offering.

The purchase price for the MAPP business was $128,750,000, which consists of the $110,000,000 in cash and the 7.5% minority interest with an estimated value of $18,750,000.

The acquisition of MAPP will be accounted for using the purchase method of accounting. The net value of the tangible assets acquired was approximately $8,391,000 creating an excess cost over tangible assets of $120,359,000. The Registrant is in the process of receiving an independent appraisal of the value of the assets acquired. It is estimated that the intangible assets will have useful lives as follows:


                         Customer Contracts    25 years
                         Assembled Work Force  10 years
                         Trade Name            40 years
                         Goodwill              40 years


MAPP used the tangible fixed assets, principally mainframe computer hardware and communications equipment, to provide transaction processing services to financial institutions, including the authorization and capture of transactions involving credit cards. The Registrant intends to continue the same or similar use of all assets acquired.

The foregoing is qualified in its entirety by reference to the Contribution Agreement, as amended, and the exhibits thereto filed as Exhibits 2.1 and 2.2 hereto and incorporated herein by reference.

Items 3-6.  Not Applicable

Item 7.       Financial Statements and Exhibits

The following financial statements, pro forma financial information and exhibits are filed as part of this report.

(a) Financial Statements of the Business Acquired:

     (1) MAPP Balance Sheets for the years ended December 31, 1994 and 1995.

     (2) MAPP Income Statements for the years ended December 31, 1993, 1994 and 1995.

     (3) MAPP Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995.

     (4) Notes to Financial Statements.

     (5) Independent Auditors Report.

(b) Pro Forma Financial Information.

     (1) Unaudited Pro Forma Condensed Combined Balance Sheet as of February 29, 1996.

     (2) Unaudited Pro Forma Condensed Combined Income Statement for the fiscal year ended May 31, 1995.

     (3) Unaudited Pro Forma Condensed Combined Income Statement for the nine months ended February 29, 1996.

     (4) Notes to Unaudited Pro Forma Condensed Combined Statements.

(c) Exhibits.


         Exhibit No.         Description
         -----------         --------------------------------
         2.1                 Asset Purchase and Contribution Agreement

         2.2                 Amendment No. 1 to Asset Purchase and Contribution
                             Agreement

         23                  Consent of Price Waterhouse LLP


Item 8.  Not Applicable

                                   Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             NATIONAL DATA CORPORATION


                                             By: /s/ Jerry W. Braxton
                                                ---------------------
                                                  Jerry W. Braxton
                                                  Chief Financial Officer


Dated:   April 15, 1996

MasterCard Automated
Point-of-Sale Program
(An organizational unit of
MasterCard International Incorporated)
Financial Statements
December 31, 1995

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
of MasterCard International Incorporated


In our opinion, the accompanying balance sheet and the related statements of income and of cash flows present fairly, in all material respects, the financial position of MasterCard Automated Point-of-Sale Program Business Unit ("MAPP"), an organizational unit of MasterCard International Incorporated ("MasterCard"), at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of MasterCard's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

MAPP is a business unit of MasterCard and, as disclosed in Note 2 to the accompanying financial statements, has engaged in various transactions with MasterCard.


PRICE WATERHOUSE
New York, New York
March 28, 1996

MasterCard Automated Point-of-Sale Program
(An organizational unit of MasterCard International Incorporated)

Balance Sheet (In thousands)
- ------------------------------------------------------------------------------------------------------------

                                                                                         DECEMBER 31,
                                                                                     1995            1994
ASSETS

Current assets
   Accounts receivable                                                            $     4,894    $     4,187
   Prepaid expenses                                                                       567            113
                                                                                  -----------    -----------
                                                                                        5,461          4,300

Fixed assets, net                                                                       9,000          9,437

     TOTAL ASSETS                                                                 $    14,461    $    13,737
                                                                                  ===========    ===========
LIABILITIES AND EQUITY

Current liabilities
   Accounts payable and accrued liabilities                                       $     1,785    $     1,308
                                                                                  -----------    -----------
                                                                                        1,785          1,308

Deferred tax liability                                                                    273            462
                                                                                  -----------    -----------

     TOTAL LIABILITIES                                                                  2,058          1,770
                                                                                  -----------    -----------

Commitments and contingencies (Note 6)                                                      -              -

Parent Company investment                                                              12,403         11,967

     TOTAL LIABILITIES AND EQUITY                                                 $    14,461    $    13,737
                                                                                  ===========    ===========



The accompanying notes are an integral part of these financial statements.

MasterCard Automated Point-of-Sale Program
(An organizational unit of MasterCard International Incorporated)

Statement of Income (In thousands)
- ------------------------------------------------------------------------------------------------------------

                                                                            YEAR ENDED DECEMBER 31,
                                                                      1995           1994            1993
Revenue
   Electronic Draft Capture                                        $    30,874    $    26,053    $    20,663
   Other                                                                17,742         14,092         12,021
                                                                   -----------    -----------    -----------

      TOTAL REVENUE                                                     48,616         40,145         32,684
                                                                   -----------    -----------    -----------
Expenses
   Telecommunications                                                   15,260         13,692         11,200
   Personnel                                                            14,302         12,926         11,031
   Data Processing                                                       2,399          2,135          1,889
   Occupancy                                                             1,746          1,302          1,164
   Depreciation and amortization                                         3,975          3,433          2,708
   General operating and administrative                                  2,217          2,366          1,818
   Allocated corporate expenses                                          1,794          1,226          1,427
                                                                   -----------    -----------    -----------

     TOTAL EXPENSES                                                     41,693         37,080         31,237
                                                                   -----------    -----------    -----------

Income before income taxes                                               6,923          3,065          1,447

Provision for income taxes                                               2,885          1,319            603
                                                                   -----------    -----------    -----------

     NET INCOME                                                    $     4,038    $     1,746    $       844
                                                                   ===========    ===========    ===========



The accompanying notes are an integral part of these financial statements.

MasterCard Automated Point-of-Sale Program
(An organizational unit of MasterCard International Incorporated)

Statement of Cash Flows (In thousands)
- ------------------------------------------------------------------------------------------------------------

                                                                              YEAR ENDED DECEMBER 31,
                                                                        1995           1994            1993
Cash flows from operating activities
   Net income                                                      $     4,038    $     1,746    $       844
   Adjustments to reconcile net income to net
    cash provided by operating activities
      Depreciation and amortization                                      3,975          3,433          2,708
      Deferred income tax (benefit) provision                             (189)          (147)            23
   Changes in operating assets and liabilities
      Increase in accounts receivable                                     (707)          (737)          (344)
      Increase in prepaid expenses, net                                   (454)          (113)             -
      Increase in accounts payable                                         477            889             76
                                                                   -----------    -----------    -----------
     NET CASH PROVIDED BY OPERATING ACTIVITIES                           7,140          5,071          3,307

Cash flows from investing activities
   Purchase of fixed assets                                             (3,688)        (3,818)        (4,530)

     NET CASH USED IN INVESTING ACTIVITIES                              (3,688)        (3,818)        (4,530)
                                                                   -----------    -----------    -----------

Cash flows from financing activities
   Net (payments to) receipts from Parent                               (3,452)        (1,253)          1,223
                                                                   -----------    -----------    -----------
      NET CASH (USED IN) PROVIDED BY
         FINANCING ACTIVITIES                                           (3,452)        (1,253)          1,223
                                                                   -----------    -----------    -----------

Net change in cash and cash equivalents                                      -              -              -

Cash and cash equivalents at beginning of year                               -              -              -
                                                                   -----------    -----------    -----------

Cash and cash equivalents at end of year                                     -              -              -
                                                                   -----------    -----------    -----------


The accompanying notes are integral part of these financial statements.

MasterCard Automated Point-of-Sale Program
(An organizational unit of MasterCard International Incorporated)

Notes to Financial Statements (In thousands)
December 31, 1995, 1994 and 1993
- --------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION
    MasterCard Automated Point-of-Sale Program ("MAPP") is a business unit established and operated by MasterCard International Incorporated ("MasterCard") that provides transaction processing services to acquiring members, including the authorization and capture of transactions involving credit, debit and similar cards, through utilization of an electronic telecommunications and computer network. MAPP is not a distinct legal entity.

    On February 22, 1996, MasterCard entered into an agreement with National Data Corporation ("NDC") to form a new payment processing company called Global Payment Systems ("GPS") that will consist of MAPP and NDC's payment services business, point-of-sale and back-office services. MasterCard will contribute to GPS certain assets of MAPP and GPS will assume certain liabilities of MAPP as of April 1, 1996. In return, MasterCard will receive $110 million in cash and a 7.5% equity ownership in GPS. The transaction is expected to close in the second quarter of 1996.

    The Securities and Exchange Commission, in Staff Accounting Bulletin No. 55 ("SAB 55"), requires that historical financial statements of a subsidiary, division, or lesser business component of another entity include certain expenses incurred by the parent on its behalf. These expenses generally include, but are not limited to, officer and employee salaries, rent, depreciation, accounting and legal services, other selling, general and administrative expenses, and other such expenses. These financial statements, as described in Note 2, include the estimated costs of such expenses and services.

    These financial statements include the historical financial position, results of operations and cash flows of MAPP previously included in the MasterCard consolidated financial statements. These financial statements have been prepared by MasterCard management in conformity with generally accepted accounting principles and include such estimates and adjustments as considered necessary to present fairly the financial position of MAPP at December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995.

    BASIS OF PRESENTATION
    MAPP follows generally accepted accounting principles. Assets and liabilities are carried principally at historical cost and the accrual method of accounting is followed. Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

MasterCard Automated Point-of-Sale Program                                    2
(An organizational unit of MasterCard International Incorporated)

Notes to Financial Statements (In thousands)
December 31, 1995, 1994 and 1993
- -------------------------------------------------------------------------------

    REVENUE RECOGNITION
    Revenue represents fees for services provided to members of MasterCard and is recognized as services are provided.

    FIXED ASSETS
    Fixed assets are stated at cost. Depreciation on computer equipment and furniture and fixtures is computed under the straight-line method over the estimated useful lives of the related assets, which do not exceed five years. The costs of purchased and internally developed software are capitalized and amortized on a straight-line basis over their estimated useful lives, which do not exceed five years.

    INCOME TAXES
    MasterCard utilizes the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    Historically, the results of MAPP's operations have been included in the consolidated U.S. federal income tax return of MasterCard. The income tax expense and other tax related information in these financial statements is presented as if MAPP had not been eligible to be included in the consolidated tax returns of MasterCard (i.e., MAPP on a stand-alone basis). The recognition and measurement of income tax expense and deferred income taxes requires certain assumptions, allocations, and significant estimates which management believes are reasonable to measure the tax consequences as if MAPP were a stand-alone taxpayer.

2.  RELATED PARTY TRANSACTIONS

    MAPP processes transactions with MasterCard's members in the normal course of business. In addition, MAPP enters into transactions with MasterCard which are discussed in further detail below:

    CASH AND CASH EQUIVALENTS
    MAPP accounts receivable are collected by MasterCard and cash is invested centrally by MasterCard. Additionally, disbursements are funded centrally. As a result, MAPP maintains a zero cash balance on its books and receives charges and credits against Parent Company Investment for cash collected and used.

    ALLOCATED CORPORATE EXPENSES
    MasterCard allocates a certain portion of its corporate expenses to its business units. These costs include human resources, legal, accounting, audit, occupancy, data processing and network operations, but do not include allocations of MasterCard executive management costs. Allocations of rentals for office space of $1,395, $997 and $935 for the years ended December 31, 1995, 1994 and 1993,

MasterCard Automated Point-of-Sale Program                                    3
(An organizational unit of MasterCard International Incorporated)

Notes to Financial Statements (In thousands)
December 31, 1995, 1994 and 1993
- -------------------------------------------------------------------------------

    respectively, are included in occupancy expense. All other allocated corporate expenses of $1,794, $1,226 and $1,427 for the years ended December 31, 1995, 1994 and 1993, respectively, are presented as a separate line item in the Statement of Income.

    Corporate expenses are allocated based on a variety of factors (e.g., square footage, head count, transaction volumes, etc.) which management believes to be reasonable. These costs could have been different had MAPP operated on its own during the periods presented.

    MasterCard does not charge its business units for the carrying costs related to its investment in such units (parent company investment). Therefore, MAPP's results of operations for each of the periods presented do not include any allocated interest charges from MasterCard.

3.  FIXED ASSETS

    Fixed assets are comprised of the following at December 31:

                                                                                     1995            1994
    Computer equipment                                                            $    24,205    $    20,927
    Capitalized software                                                                2,793          2,793
                                                                                  -----------    -----------
                                                                                       26,998         23,720

      Less - Accumulated depreciation and amortization                                (17,998)       (14,283)
                                                                                  -----------    -----------
                                                                                  $     9,000    $     9,437
                                                                                  ===========    ===========

    Depreciation expense aggregated $3,416, $2,929 and $2,708 for the years ended December 31, 1995, 1994 and 1993, respectively. Amortization expense related to capitalized software aggregated $559, $504 and $0 for the years ended December 31, 1995, 1994 and 1993, respectively.

4.  EMPLOYEE BENEFIT PLANS

    MAPP participates in the MasterCard noncontributory defined benefit pension plan. For the years ended December 31, 1995, 1994 and 1993, $358, $366 and $250, respectively, of pension expense was allocated to MAPP. MAPP also participates in MasterCard's defined benefit/defined contribution plan for providing postretirement medical and life insurance benefits. For the years ended December 31, 1995, 1994 and 1993, $227, $305 and $243, respectively, of postretirement expense was allocated to MAPP. As a multiemployer plan, separate information regarding the components of cost, plan assets, accumulated and projected benefit obligations, and related liabilities or prepaid asset amounts for these plans are not available for MAPP.

MasterCard Automated Point-of-Sale Program                                    4
(An organizational unit of MasterCard International Incorporated)

Notes to Financial Statements (In thousands)
December 31, 1995, 1994 and 1993
- -------------------------------------------------------------------------------

5.  INCOME TAXES

    The recognition and measurement of income tax expense and deferred taxes requires certain assumptions, allocations, and significant estimates to measure the tax consequences as if MAPP was stand-alone taxpayer.

    PROVISION (BENEFIT) FOR INCOME TAXES

                                                                              YEAR ENDED DECEMBER 31,
                                                                         1995          1994          1993
                                                                                 ($ in thousands)
    Current
      Federal                                                         $    2,369     $   1,130    $      457
      State                                                                  705           336           123
                                                                      ----------     ---------    ----------
         TOTAL INCOME TAXES - CURRENT                                      3,074         1,466           580
                                                                      ----------     ---------    ----------
    Deferred
      Federal                                                               (146)         (113)           18
      State                                                                  (43)          (34)            5
                                                                      ----------     ---------    ----------
         TOTAL INCOME TAXES - DEFERRED                                      (189)         (147)           23
                                                                      ----------     ---------    ----------
         INCOME TAXES                                                 $    2,885     $   1,319    $      603
                                                                      ==========     =========    ==========

    MAPP's deferred tax liabilities of $273 and $462 at December 31, 1995 and 1994, respectively, result primarily from differences in the amounts recorded and the amounts recognized for income tax purposes for fixed assets and employee benefits. The provision for income taxes varies from the amounts computed by applying the applicable U.S. federal income tax rate to income before taxes primarily as a result of state income taxes.

6.  COMMITMENTS AND CONTINGENCIES

    Future minimum lease payments under noncancellable operating leases with initial or remaining terms in excess of one year at December 31, 1995 are as follows:

    1996                                                                    $251
    1997                                                                     169
    1998                                                                      68
    1999                                                                      23
    Thereafter                                                                 -
                                                                            ----
         TOTAL MINIMUM LEASE PAYMENTS                                       $511
                                                                            ====

MasterCard Automated Point-of-Sale Program                                    5
(An organizational unit of MasterCard International Incorporated)

Notes to Financial Statements (In thousands)
December 31, 1995, 1994 and 1993
- -------------------------------------------------------------------------------

    Rental expense, excluding corporate allocations for office space, aggregated $287, $181 and $125 for the years ended December 31, 1995, 1994 and 1993, respectively.

7.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

    Due to their short-term nature, the carrying amount of accounts receivable and accounts payable reported on the balance sheet approximates estimated fair value.

8.  PARENT COMPANY INVESTMENT

    Because MAPP is an operating unit and not a distinct legal entity (see Note
    1) there are no customary equity and capital accounts recorded on the balance sheet. Instead, parent company investment is maintained by MAPP and MasterCard to account for interunit transactions as described in Note
    2. Parent company investment consists of net income, advances for capital expenditures and other transactions as follows:

    PARENT COMPANY INVESTMENT

                                                                          YEAR ENDED DECEMBER 31,
                                                                   1995            1994             1993
                                                                             ($ in thousands)
    Balance, beginning of year                                      $11,967         $11,545          $ 9,784
    Net income                                                        4,038           1,746              844
    Capital expenditures                                             (3,688)         (3,818)          (4,530)
    Net interunit transactions (Note 2)                                  86           2,494            5,447
                                                                    -------         -------          -------
         BALANCE, END OF YEAR                                       $12,403         $11,967          $11,545
                                                                    =======         =======          =======

PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

The following pro forma financial information has been prepared as if the transaction reported had taken place on February 29, 1996 for the pro forma condensed combined balance sheet and June 1, 1994 for the pro forma condensed combined income statements. The pro forma results presented are unaudited and reflect estimates for differences in year end.

This acquisition has been accounted for using the purchase method. Goodwill and intangibles resulting from the acquisition will be amortized over an approximate weighted average period of 38 years. The purchase price allocations are estimated at this time pending completion of an appraisal by a third party appraisal firm. Any adjustments to the purchase price are not expected to be material to the pro forma financial information taken as a whole.

The pro forma financial information is presented for information purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisition taken place on the dates indicated, nor are they necessarily indicative of the results of future operations. Historical income statements of the acquired company have been adjusted to reflect differing fiscal years. Non-recurring items were excluded from the pro forma presentation. The pro forma financial information should be read in conjunction with the accompanying notes.

                           NATIONAL DATA CORPORATION
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               FEBRUARY 29, 1996
                                 (in thousands)

                                                    NDC       MAPP
                                                 Historical  Assets   Pro Forma    Pro Forma
                                                 @ 2-29-96  Acquired Adjustments   Combined
                                                 ---------- -------- -----------   ---------
ASSETS
Current assets:
  Cash and cash equivalents                        $98,501       $0    ($98,500)i  $      1
 Accounts receivable, net                           40,293        0                  40,293
  Other current assets                              10,131        0                  10,131
                                                  --------   ------    --------    --------
      Total current assets                         148,925        0     (98,500)     50,425
                                                  --------   ------    --------    --------

Property and equipment, net of depreciation:        37,509    8,391                  45,900
Acquired intangibles and goodwill, net              78,151        0     120,359 b   198,510
Other                                                2,244        0                   2,244
                                                  --------   ------    --------    --------
                                                   117,904    8,391     120,359     246,654

Total Assets                                      $266,829   $8,391    $ 21,859    $297,079
                                                  ========   ======    ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                  $7,232       $0                $  7,232
  Line of credit payable                                 0        0      11,500 i    11,500
  Notes payable                                      1,475        0                   1,475
  Mortgage payable                                  10,978        0                  10,978
  Other current liabilities                         31,139        0                  31,139
                                                  --------   ------    --------    --------
      Total current liabilities                     50,824        0      11,500      62,324
                                                  --------   ------    --------    --------

Notes payable                                        1,259        0                   1,259
                                                  --------   ------    --------    --------
Other long-term liabilities                         11,344        0                  11,344
                                                  --------   ------    --------    --------
      Total liabilities                             63,427        0      11,500      74,927
                                                  --------   ------    --------    --------
Stockholders' Equity:
  Common stock                                       2,881        0                   2,881
  Capital in excess of par value                   101,152    8,391      (8,391)h   101,152
  Retained earnings                                 99,698        0                  99,698
  Minority interest                                    689        0      18,750 b    19,439
  Equity adjustments                                (1,018)       0                  (1,018)
                                                  --------   ------    --------    --------
                                                   203,402    8,391      10,359     222,152

Total Liabilities and Stockholders' Equity        $266,829   $8,391    $ 21,859    $297,079
                                                  ========   ======    ========    ========

                           NATIONAL DATA CORPORATION
                 PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                     FOR THE FISCAL YEAR ENDED MAY 31, 1995
                      (in thousands except per share data)


                                               NDC
                                            Historical   MAPP     Pro Forma     Pro Forma
                                            @ 5-31-95  @ 5-31-95 Adjustments    Combined
                                            ---------  --------- -----------    ---------
Revenue                                      $242,031   $43,849                 $285,880

Operating Expenses:
   Cost of service                            130,305    26,100       3,146 b    159,551
   Sales, general and administrative           86,870    12,230                   99,100
                                             --------   -------      ------     --------
                                              217,175    38,330       3,146      258,651

Operating Income                               24,856     5,519      (3,146)      27,229

Other Income (expense):
   Interest and other income                    1,718         0      (1,289)c        429
   Interest and other expense                  (2,136)        0        (488)d     (2,624)
   Minority interest                             (392)        0         (24)e       (416)
                                             --------   -------      ------     --------
                                                 (810)        0      (1,801)      (2,611)

Income before income taxes                     24,046     5,519      (4,947)      24,618
Provision for income taxes                      8,657     1,987      (1,560)f      9,084
                                             --------   -------      ------     --------
                  Net Income                 $ 15,389   $ 3,532     ($3,387)    $ 15,534
                                             ========   =======      ======     ========
Number of common and common
    equivalent shares                          20,611                 3,163 g     23,774

Earnings per share                              $0.75                              $0.65
                                             ========                           ========

                           NATIONAL DATA CORPORATION
                 PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                  FOR THE NINE MONTHS ENDED FEBRUARY 29, 1996
                      (in thousands except per share data)



                                               NDC
                                            Historical   MAPP     Pro Forma     Pro Forma
                                            @ 2-29-96  @ 2-29-96 Adjustments    Combined
                                            ---------- --------- -----------    ---------
Revenue                                      $198,635   $38,502                 $237,137

Operating Expenses:
   Cost of service                            101,782    23,060       2,360 b    127,202
   Sales, general and administrative           72,469     9,028                   81,497
                                             --------   -------      ------     --------
                                              174,251    32,088       2,360      208,699

Operating Income                               24,384     6,414      (2,360)      28,438

Other Income (expense):
   Interest and other income                    3,622         0      (3,406)c        216
   Interest and other expense                  (1,637)        0        (366)d     (2,003)
   Minority interest                             (295)        0         (41)e       (336)
                                             --------   -------      ------     --------
                                                1,690         0      (3,813)      (2,123)

Income before income taxes                     26,074     6,414      (6,173)      26,315
Provision for income taxes                      9,020     2,181      (1,622)f      9,579
                                             --------   -------      ------     --------
                  Net Income                 $ 17,054   $ 4,233     ($4,551)    $ 16,736
                                             ========   =======      ======     ========
Number of common and common
   equivalent shares                           24,297                             24,297

Earnings per share                           $   0.70                           $   0.69
                                             ========                           ========

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1.  Basis of presentation

Certain reclassifications have been made to National Data Corporation's historical condensed consolidated income statement for the year ended May 31, 1995 used in the pro forma presentation to conform to fiscal 1996 presentation.


Note 2. Narrative description of pro forma adjustments.

a. Cash on hand on June 1, 1994 was approximately $38,000,000. It is assumed that had the transaction been completed on this date, the secondary equity offering completed in fiscal 1996 would have already occurred. This offering generated approximately $63,000,000 in cash.


                 Cash on hand at 6/1/94           $ 38,000,000
                 Secondary equity offering          63,000,000
                 Funds borrowed                      9,000,000
                                                  ------------
                    Total Purchase Price          $110,000,000
                                                  ============

b. Intangibles and goodwill in the amount of $120,359,000 are calculated as follows:


                 Purchase price                   $110,000,000
                 Less: Tangible fixed assets        (8,391,000)
                 Minority Interest (7.5%)           18,750,000
                                                  ------------
                                                  $120,359,000
                                                  ============

     An approximate weighted average of 38 years is assumed for amortization purposes. It is estimated that the intangible assets will have useful lives as follows:


                 Customer Contracts               25 years
                 Assembled Work Force             10 years
                 Trade Name                       40 years
                 Goodwill                         40 years


 Amortization expense for the periods presented is calculated as follows:

      Fiscal Year Ended May 31, 1995       $3,146,000
      Nine Months Ended February 29, 1996   2,360,000

c. Interest income is reduced by the following amounts to reflect the amount of interest that would have been forfeited had the transaction occurred on June 1, 1994. The average interest rate earned on investments was approximately 5% in all periods presented.


                Fiscal Year Ended May 31, 1995       $1,289,000
                Nine Months Ended February 29, 1996   3,406,000


d. Interest expense is increased by the estimated amount of interest that would have been incurred if $9,000,000 was borrowed on June 1, 1994 and continued
   to remain outstanding through February 29, 1996.   The interest calculation
   is estimated based on the Registrant's current LIBOR borrowing rate of 5.42%.


                 Fiscal Year Ended May 31, 1995       $488,000
                 Nine Months Ended February 29, 1996   366,000


e. Minority interest (per the terms of the agreement) for the first two years is calculated as 1% of operating income (adjusted for amortization of purchase price), before income taxes.


                  Fiscal Year Ended May 31, 1995       $24,000
                  Nine Months Ended February 29, 1996   41,000


f. Income tax rates are adjusted to reflect the reduction of interest income which was largely comprised of tax exempt or partially tax exempt amounts. Income tax rates were adjusted to the following amounts:


                   Fiscal Year Ended May 31, 1995       36.9%
                   Nine Months Ended February 29, 1996  36.4%



g. Earnings per share is presented using the fully diluted number of shares outstanding. In fiscal 1995, it is assumed that the secondary equity offering would have been completed by June 1, 1994 and the number of outstanding shares would have increased by approximately 3,163,000.


h. Stockholder's equity adjustments represent the elimination of the book equity of the acquired company, which in this presentation is the value of the tangible fixed assets.

i. Balance sheet as of February 29, 1996


                     Cash on hand at 2/29/96   $98,500,000
                     Funds borrowed             11,500,000
                                              ------------
                       Total Purchase Price   $110,000,000
                                              ============

                         COMMISSION FILE NUMBER  03966


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                           EXHIBITS FILED ON FORM 8-K
                              DATED APRIL 1, 1996



                           NATIONAL DATA CORPORATION
                              National Data Plaza
                         Atlanta,  Georgia  30329-2010

                           NATIONAL DATA CORPORATION
                                    FORM 8-K
                               INDEX TO EXHIBITS

                   ------------------------------------------



 Exhibit
 Numbers                        Description                         Page Number
 -----------------------------------------------------------------  -----------
 2.1                   Asset Purchase and Contribution Agreement

 2.2                   Amendment No 1. to Asset Purchase and
                       Contribution Agreement

 23                    Consent of Price Waterhouse LLP